EXHIBIT 23.1

Consent of Independent Auditors

We have issued our report dated December 15, 2006, accompanying the financial statements of Card Activation Technologies Inc. on form SB-2 for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said report on the Registration Statement of Card Activation Technologies Inc. on Form SB-2 to be filed with the U.S. Securities and Exchange Commission.

Signed,

/s/  SE Clark & Company, P.C.

January 16, 2007